NEWS FROM	Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Robert N. Shuster Executive Vice President and Chief Financial Officer 616/522-1765

INDEPENDENT BANK CORPORATION
REPORTS FOURTH QUARTER 2007 RESULTS

IONIA, Mich., Jan. 23, 2008 — Independent Bank Corporation (NASDAQ: IBCP), a leading Michigan-based community bank, reported fourth quarter 2007 net income from continuing operations of $2.3 million, or $0.10 per diluted share, versus net income from continuing operations of $1.0 million, or $0.04 per diluted share, in the prior-year period. For the quarter ended December 31, 2007, the Company recorded net income of $2.4 million, or $0.11 per diluted share, compared to net income of $0.3 million, or $0.01 per diluted share, in the fourth quarter of 2006.

Return on average equity and return on average assets (based on net income from continuing operations) were 3.68% and 0.28%, respectively, in the fourth quarter of 2007, compared to 1.44% and 0.11%, respectively, in the fourth quarter of 2006.

For the year ended December 31, 2007, net income from continuing operations was $10.0 million, or $0.44 per diluted share, compared to $33.8 million, or $1.45 per diluted share, in 2006. Net income for the year ended December 31, 2007 was $10.4 million, or $0.45 per diluted share, compared to $33.2 million, or $1.43 per diluted share, in the prior year.

The year-on-year improvement in fourth quarter 2007 income from continuing operations was primarily attributable to an increase in non-interest income and a decline in non-interest expense, partially offset by an increase in the provision for loan losses and a $1.0 million ($0.03 after tax) other than temporary impairment charge recorded on Fannie Mae and Freddie Mac preferred securities. Non-interest expenses in the fourth quarter of 2006 included a $3.0 million goodwill impairment charge and a $2.4 million write-off on a receivable due from a warranty payment plan seller.

On March 23, 2007 the Company completed the acquisition of ten branches (located in Battle Creek, Bay City and Saginaw, Michigan) from TCF National Bank. At the time of the acquisition, these branch locations represented approximately $241.4 million in deposits.

Michael M. Magee, President and CEO of Independent Bank Corporation, commented: “Throughout 2007, our team went to great lengths to improve the operational efficiency and strategic positioning of the organization. These efforts included a consolidation of our four bank charters, the sale of our insurance premium financing business, a comprehensive re-branding campaign, enhancements to our information technology infrastructure, and a major realignment of our internal management and reporting structure.

Unfortunately, economic conditions throughout Michigan remained sluggish during the year, particularly within the residential housing market. Our business has not been immune to these adverse conditions, which have resulted in elevated levels of non-performing loans and loan losses during 2007, when compared to the prior–year period. However, despite these elevated credit costs, we have remained profitable – a testament to our bank-wide efforts to effectively manage our net interest margin, add new customers and increase non-interest income.”

Discontinued Operations

As previously reported on January 15, 2007, Mepco Finance Corporation (“Mepco”), a wholly-owned subsidiary of IBC, sold substantially all of the assets related to its insurance premium finance business to Premium Financing Specialists, Inc. Mepco continues to own and operate its warranty payment plan business. The assets, liabilities and operations of Mepco’s insurance premium finance business have been reclassified as discontinued operations and all periods presented have been restated for this reclassification.

Operating Results

The Company’s tax equivalent net interest income totaled $31.5 million during the fourth quarter of 2007, essentially unchanged from the year-ago period, and down $0.4 million, or 1.1% from the third quarter of 2007. The Company’s tax equivalent net interest income as a percent of average interest-earning assets (the “net interest margin”) was 4.22% during the fourth quarter of 2007 compared to 4.23% in the year ago period, and 4.31% in the third quarter of 2007. The slight declines in the net interest margin reflect some unique market conditions in the last quarter of 2007. Despite reductions in the target federal funds rate by the Federal Reserve Bank certain short-term borrowing rates linked to or influenced by the LIBOR rate remained high. The prime rate – LIBOR spread narrowed which had an adverse impact on the Company’s net interest margin. Interest rates on loans linked to the prime rate declined more than the Company’s short-term borrowing rates.

Based on current conditions, the Company expects declining short-term interest rates to have a beneficial impact on the future net interest margin; however, to date, this benefit has been more than offset by the adverse impact of a lack of decline in certain short-term borrowing rates and also by an increased level of non-performing assets.

Service charges on deposits totaled $6.4 million in the fourth quarter of 2007, a 24.6% increase from the comparable period in 2006. VISA check card interchange income increased by 52.9% to $1.4 million for the fourth quarter of 2007, up from $0.9 million in the fourth quarter of 2006. The increase in deposit- related revenues resulted primarily from the aforementioned branch acquisition as well as an increase in debit card usage by the Company’s customer base.

The Company recorded net losses on securities of $1.0 million in the fourth quarter of 2007. A $1.0 million other than temporary impairment charge was recorded on Fannie Mae and Freddie Mac preferred securities that had a par value of $8.6 million and an adjusted book value of $6.5 million (after the aforementioned charge) as of December 31, 2007. We assess our investment securities for other than temporary impairment on a quarterly basis. The determination of other than temporary impairment for an investment security requires judgment as to the cause of the impairment, the likelihood of recovery and the projected timing of the recovery.

Gains on the sale of real estate mortgage loans were $0.9 million in the fourth quarter of 2007 compared to $1.3 million in the year-ago quarter. Real estate mortgage loan sales totaled $64.5 million in the fourth quarter of 2007 compared to $72.3 million in the fourth quarter of 2006. Real estate mortgage loans originated totaled $147.2 million in the fourth quarter of 2007 compared to $125.0 million in the comparable quarter of 2006. The growth in mortgage loan originations is primarily due to higher volumes being generated by the Company’s Resort Lending Division. Loans held for sale were $34.0 million at December 31, 2007, compared to $31.8 million at December 31, 2006.

Income from real estate mortgage loan servicing was $0.4 million in the fourth quarter of 2007 versus $0.6 million in the year-ago period. This decline is primarily due to a $0.3 million impairment charge recorded on capitalized mortgage loan servicing rights in the last quarter of 2007. At December 31, 2007, the Company was servicing approximately $1.6 billion in real estate mortgage loans for others on which servicing rights have been capitalized. This servicing portfolio had a weighted average coupon rate of approximately 6.08%, a weighted average service fee of 25.7 basis points, and an estimated fair market value of $19.2 million.

Non-interest expense totaled $29.6 million in the fourth quarter of 2007 compared to $31.1 million in the year-ago period. The fourth quarter of 2007 included a $0.2 million expense associated with the Company’s allocable portion of the Visa, Inc. litigation settlement, a $0.2 million increase in FDIC insurance, and $0.2 million of consulting and other costs related to the bank charter consolidation that was completed in September 2007. The fourth quarter of 2006 included a $3.0 million goodwill impairment charge and a $2.4 million write-down of a receivable, both associated with the Company’s warranty payment plan business. Several categories of operating costs (such as occupancy, equipment, data processing, communications and supplies) increased in 2007 primarily related to the aforementioned branch acquisition and overall growth in the organization. Loan and collection expenses also rose in the fourth quarter of 2007 primarily due to the elevated level of non-performing loans.

Asset Quality

The increase in non-performing loans since year-end 2006 is due principally to an increase in non-performing commercial loans and real estate mortgage loans. The increase in non-performing commercial loans is primarily attributable to the addition of several large credits with real estate developers becoming past due in 2007. These delinquencies largely reflect cash flow difficulties encountered by many real estate developers in Michigan confronting a significant decline in sales of real estate. The increase in non-performing real estate mortgage loans is primarily due to a rise in foreclosures reflecting both weak economic conditions and soft residential real estate values in many parts of Michigan. Other real estate and repossessed assets totaled $6.1 million at December 31, 2007, compared to $3.2 million at December 31, 2006.

The provision for loan losses was $9.4 million and $8.0 million in the fourth quarters of 2007 and 2006, respectively. The level of the provision for loan losses in each period reflects the Company’s assessment of the allowance for loan losses, taking into consideration factors such as loan mix, levels of non-performing and classified loans and loan net charge-offs. Loan net charge-offs were $6.7 million (1.05% annualized of average loans) in the fourth quarter of 2007, compared to $5.3 million (0.85% annualized of average loans) in the fourth quarter of 2006. The fourth quarter 2007 loan net charge-offs were divided among the following categories: commercial loans, $2.6 million; consumer, $1.3 million (including $0.3 million of deposit overdrafts); real estate mortgage, $2.7 million; and finance receivables, $0.1 million. The commercial loan and real estate mortgage loan net charge-offs in the fourth quarter of 2007 primarily reflect write-downs to expected liquidation values for real estate or other collateral securing the loans. At December 31, 2007, the allowance for loan losses totaled $45.3 million, or 1.78% of portfolio loans, compared to $26.9 million or 1.08% of portfolio loans at December 31, 2006.

Commenting on asset quality, CEO Magee stated: “The rate of non-performing loan growth showed signs of moderating during the fourth quarter of 2007, when compared to earlier quarters in the year. Additionally, we saw some declines in 30-day delinquencies at year-end. Although we are hopeful that these recent trends will eventually lead to lower credit costs and a general stabilization of the market in 2008, we remain concerned about ongoing challenges within our commercial (primarily real estate development related credits) and real estate mortgage portfolios. Our elevated level of non-performing loans is closely aligned with a general slowing in the residential housing market, and the effect this slowing has had on borrowers, including several residential real estate developers who became past due on their loans in recent quarters.”

“Our organization remains intensely focused on improving asset quality,” continued Magee. “This focus includes thorough quarterly credit quality reviews and the day to day management of our non-performing and watch credit loans by our special assets group.”

A breakdown of non-performing loans by loan type is as follows:

Loan Type	12/31/2007	9/30/2007	12/31/2006

	(Dollars in Millions)
Commercial	$49.0	$52.0	$21.6
Consumer	3.7	3.1	2.5
Real estate mortgage	26.1	21.4	13.0
Finance receivables (excludes discontinued operations)	1.7	2.7	2.1

Total	$80.5	$79.2	$39.2

Ratio of non-performing loans to total portfolio loans	3.16%	3.15%	1.58%

Ratio of the allowance for loan losses to non-performing loans	56.28%	53.44%	68.53%

Balance Sheet

Total assets were $3.28 billion at December 31, 2007, compared to $3.43 billion at December 31, 2006. Loans, excluding loans held for sale, were $2.55 billion at December 31, 2007 compared to $2.48 billion at December 31, 2006. Deposits totaled $2.51 billion at December 31, 2007, a decrease of $97.7 million from December 31, 2006. The decrease in deposits reflects a $373.4 million decline (excluding discontinued operations) in brokered certificates of deposits (“brokered CD’s”) that was partially offset by the aforementioned branch acquisition. During the fourth quarter of 2007 maturing brokered CD’s were replaced with borrowings from the Federal Home Loan Bank due to lower comparative costs.

Stockholders’ equity totaled $240.5 million at December 31, 2007, or 7.34% of total assets, representing a net book value per share of $10.62. The Company remains “well capitalized” for regulatory purposes.

Magee concluded, “While 2007 was one of the more challenging years in recent memory, it was an important period in the history of our Company given the number of business initiatives we introduced during the year, not least of which included targeted efforts to improve asset quality, attract new customers, increase non-interest income, bolster the active management of our loan portfolio and, as before, improve efficiencies throughout our organization.

Although a soft Michigan economy and the resulting increase in credit costs have continued to overshadow the underlying strength of our business in recent quarters, we are optimistic that our unrelenting commitment to the fundamentals of community banking, supported by the strong dedication, talent and efforts of our associates, will position us for improved performance in the future.”

Conference Call

Michael M. Magee, President and Chief Executive Officer, Robert N. Shuster, Chief Financial Officer and Stefanie M. Kimball, Chief Lending Officer, will review fourth quarter 2007 results in a conference call for investors and analysts beginning at 2:30 p.m. ET on Wednesday, January 23, 2008.

To participate in the live conference call, please dial 1-800-860-2442. The call can also be accessed (listen-only mode) via the Company’s website at www.ibcp.com in the “Investor Relations” section. A playback of the call can be accessed by dialing 1-877-344-7529 (Replay Passcode # 414697). The replay will be available through February 1, 2008.

In addition, a Power Point presentation associated with the fourth quarter 2007 conference call will be available on the Company’s website at www.ibcp.com in the “Investor Relations” section under the “Presentations” tab beginning on Wednesday, January 23, 2008.

About Independent Bank Corporation

Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of over $3 billion. Founded as First National Bank of Ionia in 1864, Independent Bank Corporation now operates over 100 offices across Michigan’s Lower Peninsula through one state-chartered bank subsidiary. This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments and title services. Payment plans to purchase vehicle service contracts are also available through Mepco Finance Corporation, a wholly owned subsidiary of Independent Bank. Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves. For more information, please visit our website at: www.ibcp.com.

Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “believe,” “intend,” “estimate,” “project,” “may” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are predicated on management’s beliefs and assumptions based on information known to Independent Bank Corporation’s management as of the date of this news release and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of Independent Bank Corporation’s management for future or past operations, products or services, and forecasts of the Company’s revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries, and estimates of credit quality trends. Such statements reflect the view of Independent Bank Corporation’s management as of this date with respect to future events and are not guarantees of future performance, involve assumptions and are subject to substantial risks and uncertainties, such as the changes in Independent Bank Corporation’s plans, objectives, expectations and intentions. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company’s actual results could differ materially from those discussed. Factors that could cause or contribute to such differences are changes in interest rates, changes in the accounting treatment of any particular item, the results of regulatory examinations, changes in industries where the Company has a concentration of loans, changes in the level of fee income, changes in general economic conditions and related credit and market conditions, and the impact of regulatory responses to any of the foregoing. Forward-looking statements speak only as of the date they are made. Independent Bank Corporation does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this news release or in any documents, Independent Bank Corporation claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	December 31, 2007	December 31, 2006

	(unaudited)

Assets	(in thousands)
Cash and due from banks	$79,289	$73,142
Securities available for sale	364,194	434,785
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	21,839	14,325
Loans held for sale	33,960	31,846
Loans
Commercial	1,066,276	1,083,921
Real estate mortgage	877,240	865,522
Installment	368,856	350,273
Finance receivables	238,197	183,679

Total Loans	2,550,569	2,483,395
Allowance for loan losses	(45,294)	(26,879)

Net Loans	2,505,275	2,456,516
Property and equipment, net	73,558	67,992
Bank owned life insurance	42,934	41,109
Goodwill	66,754	48,709
Other intangibles	15,262	7,854
Assets of discontinued operations		189,432
Accrued income and other assets	73,017	64,188

Total Assets	$3,276,082	$3,429,898

Liabilities and Shareholders' Equity
Deposits
Non-interest bearing	$294,332	$282,632
Savings and NOW	987,299	875,541
Time	1,223,496	1,444,618

Total Deposits	2,505,127	2,602,791
Federal funds purchased	54,452	84,081
Other borrowings	302,539	163,681
Subordinated debentures	92,888	64,197
Financed premiums payable	44,911	32,767
Liabilities of discontinued operations	34	183,676
Accrued expenses and other liabilities	35,629	40,538

Total Liabilities	3,035,580	3,171,731

Shareholders' Equity
Preferred stock, no par value--200,000 shares authorized; none outstanding
Common stock, $1.00 par value--40,000,000 shares authorized;
issued and outstanding: 22,647,511 shares at December 31, 2007
and 22,864,587 shares at December 31, 2006	22,601	22,865
Capital surplus	195,302	200,241
Retained earnings	22,770	31,420
Accumulated other comprehensive income (loss)	(171)	3,641

Total Shareholders' Equity	240,502	258,167

Total Liabilities and Shareholders' Equity	$3,276,082	$3,429,898

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2007	2007	2006	2007	2006

	(unaudited)

	(in thousands)
Interest Income
Interest and fees on loans	$50,891	50,941	$50,103	$202,361	$193,937
Securities available for sale
Taxable	2,258	2,308	2,750	9,635	11,108
Tax-exempt	2,297	2,488	2,745	9,920	11,048
Other investments	328	232	189	1,338	802

Total Interest Income	55,774	55,969	55,787	223,254	216,895

Interest Expense
Deposits	20,684	22,590	21,344	89,060	74,290
Other borrowings	5,022	2,964	4,591	13,603	19,408

Total Interest Expense	25,706	25,554	25,935	102,663	93,698

Net Interest Income	30,068	30,415	29,852	120,591	123,197
Provision for loan losses	9,393	10,735	7,963	43,160	16,344

Net Interest Income After Provision for Loan Losses	20,675	19,680	21,889	77,431	106,853

Non-interest Income
Service charges on deposit accounts	6,418	6,565	5,152	24,251	19,936
Mepco litigation settlement					2,800
Net gains (losses) on assets
Real estate mortgage loans	904	1,094	1,264	4,317	4,593
Securities	(964)	52		(705)	171
VISA check card interchange income	1,376	1,287	900	4,905	3,432
Real estate mortgage loan servicing	364	633	605	2,236	2,440
Title insurance fees	344	363	426	1,551	1,724
Other income	2,731	2,535	2,399	10,590	9,754

Total Non-interest Income	11,173	12,529	10,746	47,145	44,850

Non-interest Expense
Compensation and employee benefits	13,438	13,621	13,323	55,811	50,801
Occupancy, net	2,754	2,521	2,311	10,624	9,626
Furniture, fixtures and equipment	1,944	1,798	1,874	7,633	7,057
Data processing	1,854	1,753	1,481	6,957	5,619
Advertising	1,549	1,472	988	5,514	3,997
Branch acquisition and conversion costs				330
Goodwill impairment			2,963	343	3,575
Loss on receivable from warranty payment plan seller			2,400		2,400
Other expenses	8,046	7,207	5,748	28,512	23,141

Total Non-interest Expense	29,585	28,372	31,088	115,724	106,216

Income From Continuing Operations Before Income Tax	2,263	3,837	1,547	8,852	45,487
Income tax expense (benefit)	(15)	160	584	(1,103)	11,662

Income From Continuing Operations	2,278	3,677	963	9,955	33,825
Discontinued operations, net of tax	154	48	(656)	402	(622)

Net Income	$2,432	$3,725	$307	$10,357	$33,203

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2007	2007	2006	2007	2006

	(unaudited)

Per Share Data (A)
Income From Continuing
Operations
Basic	$.10	$.16	$.04	$.44	$1.48
Diluted	.10	.16	.04	.44	1.45
Net Income
Basic	$.11	$.16	$.01	$.46	$1.45
Diluted	.11	.16	.01	.45	1.43
Cash dividends declared	.21	.21	.20	.84	.78

Selected Ratios (annualized)
As a Percent of Average Interest-Earning Assets
Tax equivalent interest income	7.65%	7.75%	7.69%	7.71%	7.59%
Interest expense	3.43	3.44	3.47	3.45	3.18
Tax equivalent net interest income	4.22	4.31	4.23	4.26	4.41
Income From Continuing Operations
Average equity	3.68%	5.93%	1.44%	3.96%	13.06%
Average assets	0.28	0.45	0.11	0.31	0.99
Net Income to
Average equity	3.93%	6.01%	0.46%	4.12%	12.82%
Average assets	0.30	0.46	0.04	0.32	0.97

Average Shares (A)
Basic	22,600,461	22,586,916	22,858,199	22,649,334	22,905,857
Diluted	22,703,111	22,732,135	23,199,981	22,830,486	23,272,330

(A)	Average shares of common stock for basic net income per share include shares issued and outstanding during the period. Average shares of common stock for diluted net income per share include shares to be issued upon exercise of stock options and stock units for deferred compensation plan for non-employee directors.